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The following is a transcript from a presentation made on June 17, 2004 at the Needham Biotechnology Conference in New York.

PARTICIPANTS

Thomas G. Klopack

Chief Executive Officer, ACLARA BioSciences, Inc. (“ACLARA”)

William D. Young

Chief Executive Officer, ViroLogic, Inc. (“ViroLogic”)

TRANSCRIPT

Moderator:

Good morning. My name is Ron Ree. I’m with Needham’s Boston office. Back on June 1st, there was an announcement made where ViroLogic purchased ACLARA for $200 million. I believe it was mostly stock; there was a little cash. ViroLogic markets products to test patients with HIV and helps drug companies develop new drugs for HIV and hepatitis. And ACLARA has developed a product called eTag System aimed at testing biopsy samples of patients’ tumors, among other things. Gives ViroLogic $75 million in cash. The name will be ViroLogic, at least for now, I guess.

Today we have the CEOs of both companies: Tom Klopack of ACLARA and Bill Young of ViroLogic.

William Young:

Thank you, Ron. Good morning, everyone. As Ron said, we did a couple of weeks ago announce a merger of the two companies, and what I’d like to take you through today is a discussion of why we actually did that merger, what the logic of it is, and what we’ve now created with a combination of the two companies.

So ViroLogic—if you don’t follow us—we are a leader here in infectious disease testing. We were incorporated about 1995, so we’re about a nine year old company. We have developed a commercial and operational infrastructure including a sales force. We have a growing revenue base, and we have probably 70-some relationships with pharma and biotech companies using our technologies to develop drugs. So that’s our current business in HIV resistance testing.

In ACLARA, we joined with a company who’s developed a very exciting technology with lots of applications, but I think the primary one we’re interested in is in the area of oncology. And we’ll take you through a discussion of how the technology works, what we think we’re going to apply it to, and why now in oncology for individualized medicine is the time. And also, we’ve got in the combined company financial strength that the combined company will enjoy. So that’s the rationale for the merger. The other thing that we get, we have about 40,000 new HIV patients a year in the current market, about half a million patients in the US being treated. But, in cancer, the market is considerably larger, and the opportunity is considerably larger. Something like one million solid tumor cases are diagnosed each and every year. So there’s a tremendous opportunity there, and we’ll take you through a little bit about why these technologies are needed and what the impact of them will be.

So the whole idea here is to leverage ViroLogic’s existing infrastructure in taking a product from research all the way through to commercial use. We’ll capitalize on the advent of personalized medicine in cancer, or the need for it, and develop many products in the area of cancer. And continue to develop our businesses in viral disease. So it’ll be a twin focus for the company.

Now thinking a little bit about HIV therapy and the way the disease is treated. For some years now, patients are treated with multiple drugs which all have the intent of suppressing the virus below detectable levels, and turned what was a fatal disease into a chronic disease. These drugs all have very specific targets in the virus, and where ViroLogic’s technology comes in is that when patients fail, which is frequently, virus develops resistance against one or more of the drugs. The physician is faced with making a decision about which drugs to switch to, and which ones are likely to be effective. And ViroLogic’s technology, in essence, tells the physician in a number of different ways what effective drugs that remain unused in the patient are likely to be so the patient can be changed in therapy and moved on.

The testing has facilitated this combination approach and allowed patients to go many, many years on therapy saving all the available drugs as long as possible so that patients can continue being treated in a chronic way. Now that testing approach is going to play out in cancer using the eTag System, and we’ll tell you why that is. And the intent here is to create an industry leader in personalized medicine in both virology and oncology.

Again, ViroLogic has product development; we have a number of products on the market, and I’ll show you a little bit about those. We have in-house a CLIA lab, which has taken a few years to get right, that we operate in South San Francisco with all the appropriate computer control systems, and quality systems, and trained staff, etcetera.

We have a sales and marketing force that directly works with physicians, so this is a little bit unusual in the diagnostics business. This is a physician-oriented sales and marketing program. Most of our sales reps come from the HIV drug side of the business and work directly with physicians, working with them on how to use the technologies that ViroLogic provides. As a result of that, we’ve learned about how you take molecular medicine and translate it in a way that physicians can use and understand. And obviously we’ve done a lot of work to get our products reimbursed in the healthcare system, and get paid so that the great work that we do can continue.

We actually have three basic products that we market, and I just want to highlight those quickly for you. There’s a phenotypic product, that these are all the result of modern molecular biology but allows us to directly measure drug resistance. A genotypic product that provides the mutations, specific mutations that relate to drug resistance; a combination of those two PhenosenseGT. That’s the most comprehensive piece of data that physicians can have, and, actually, our most popular product. Just a thing to note here is these products are all priced from $500 to $1,200, and you know we’ve been successful in getting reimbursed for those. So there’s a lot of value in these products for physicians.

And lastly, a new measure: replication capacity; this is a measure of the fitness of the virus, if you will, and what we’re seeing here in clinical studies is how it correlates with outcome. So the lower the fitness of the virus, the more time it takes to progress to AIDS, and vice-versa. And it will be used, and is being used as a marker by physicians to help manage their patients.

On the drug development side of the business, which is also a significant revenue generator for us, it’s very healthy right now in HIV. There are some 60 compounds in development; there are already 19 approved drugs on the market, and 60 more in development. About a third of those in Phase III, Phase I, II, so they’re in the clinic. And also about a third aimed at new targets around the whole mechanism of the virus entry into the cell. And there’s only one approved drug now, Fusion, that makes use of these targets but many more in development. So I think what we’re seeing here is a fairly robust pipeline and that’s good for our business, because our technologies, both the ones that we market to patients and also the technologies that we have in-house that aren’t yet available for patients, are used in our drug development business.

In cancer, as I said, there’s a large growing market. Over a million new solid tumor cases each year. But right now, there’s a budding problem, and if you went to ASCO or followed some of the talk that was going on down there, there are five drugs that have been approved that have very specific targets, but the issue—and those drugs are very effective, but they’re effective on a small percentage of the patients—five, 10, 20%. And the question with the targeted drugs is, which patients are appropriate for therapy, and how do we pick them. And physicians are asking the question; we don’t have a way of picking patients to use on these drugs. And all of these drugs are incredibly expensive, so the biotech industry has set standards in the price of these drugs; they’re very expensive. Many potentially would be used in combination. There are many more in development, but there’s a basic dilemma as to how we’re going to use these drugs. And I think there are a lot of stakeholders concerned about that. This is where we come in with the eTag System. It is a technology that has the capability of helping making that decision for physicians or at least provide data for it.

So with that, let me introduce Tom Klopack, CEO of ACLARA, to take it to the next step.

Thomas Klopack:

Thanks, Bill. I think Bill’s done a good job of outlining the problem, and this is, again, very similar to what we saw go on in HIV over the last five years. We’ve been marketing the eTag System as preset assays to pharma and biotech over the last two and half years for research purposes. Over the last year and a half, we’ve started working with specific pharma and biotech companies on cancer drug development programs, helping move those products through the clinic. And in doing that we started to see interest from oncologists primarily, who wanted to have specific patient testing done, because we have the capability to do that. And the reason that we were getting that input was because there are now five approved targeted therapies; there’s probably going to be six by the end of the year with Tarceva coming on board. As Bill said, these work in a very small quantity of patients, and when you have a deadly disease like cancer, you don’t have time to serially march through a set of therapies to figure out which one works best on you. At 10% effectiveness, the doctors don’t prescribe these until the last possible moment, till everything fails. Because there is just not high enough efficacy in the general population, it’s too high a dice roll. And these are very expensive medications. Erbitux now, I think, is priced at $40,000 a treatment, so this is a big problem that is looming.

There are another 20 or so drugs in the pipeline that are going to come out after these five, and also Tarceva. Also, worth noting, is that of the five approved, three of them work in the EGFR family of receptors. That is an important point because it started to focus our research and really set the stage for the first product introduction. And, as you can see, there is a huge amount of press about the difficulties in working with these drugs, the promise of these drugs, the use of diagnostics in targeting these drugs, particularly after ASCO, which was just a week ago.

So, as we have been saying, the problem with the targeted drugs—to make this very plain—is that if 10 patients are presented with cancer and they are given the drug, one or two actually benefits. The good news is: those one or two that benefit, benefit, in some cases, dramatically. The unfortunate part of it is, as we have heard from many doctors, they talk about patients that are at death’s door —they are given a targeted drug as a last resort and they live another year and a half. And what the doctors say is: I wish I had known; I would have given that patient a targeted medication much earlier in the process and the patient would possibly still be alive.

So what we are talking about here is not denying treatment to patients; we are really talking about enhancing treatment by moving up from really stage 3 treatment, into stage 2, or stage 1 treatment using targeted therapies on a group that can benefit from those. If we leave aside patient treatment and just look at the issue going on in pharma right now, there are over 100 drugs right now in various stages of targeted therapies in the clinic. The difficulty is that there aren’t enough clinical patients to test all of these. Certainly, targeted drugs that have very low efficacy need relatively large trials.

Some data presented by Art Levinson from Genentech is shown here. You can see that this is with Herceptin using their Hercept test about five years ago. Bill was intimately involved in this when he was at Genentech. Using a targeted diagnostic that frankly is not very effective yielded a relatively reasonable Phase 3 study, with a reasonable follow-up, and expedited approval. They did an interesting thing: they went back and calculated without the diagnostic what would it have taken to get the drug approved. It would have taken a Phase 3 trial that was more than five times larger. It is not clear with that response rate that the drug would have been approved. And this is exactly the profile that you are seeing now with the new targeted therapies. So, we got into this because we saw a significant opportunity working with large pharmas, and the driver behind getting together with ViroLogic was the additional ability to go after a market selling directly to doctors.

We have an animation here that shows how exactly this technology works. What we do with eTags is a little different. What we do with eTags is we actually measure the functional pathways, and let me explain how we do that in the HER family. If we have HER2 and a HER3 protein dimmers, when they are activated, they dimerize. That dimerization causes phosphorylation and actually sets off the signaling pathway inside the cell. That signaling pathway is what the drug blocks, and understanding when a patient has that signaling pathway turned on is the important thing. So, in this case, we measure this by bringing in specific antibodies labeled with our eTags, which are small bright fluorescent molecules. We can label various parts of the proteins, and we also bring in a scissors element that is specific to one or the other of the proteins. We set that chemical scissors element off with a burst of light and that chemical scissors only clicks off the eTags that are associated with that molecular interaction. Those eTags are then free in solution, and because they’re the smallest, brightest molecules in the mixture, we can separate them on a CE instrument, capillary electrophoresis, and because this works so sensitively, we can do this on formalin-fixed, paraffin-embedded tissue slides, which is a sample format that’s common in the industry. We put a bit of that lysate in a 96 well plate, we feed it into a capillary electrophoresis instrument. There are 10,000 of these instruments through the world, so we don’t need to be in the instrument business, and we get a very exquisite read out of, not just the fact that we detected the protein, but the quantity of protein we’ve detected. And it’s incredibly sensitive because we pull out the signal from the noise.

The animation I’ve just gone through—this is being webcast; the people on the webcast should be able to see this on the ACLARA.com website. So, what exactly do we get from doing this? Aside from the fact that—now I can’t get to the stop line. So, it’ll play again; you’ll get a chance to see while I talk. What we get from this is a very sensitive assay that allows us to work in very specific formats, formalin-fixed, paraffin embedded. It allows us to see the receptor complex formation and protein complex formation, unlike other competing technologies that only allow you to see simple protein expression. The difficulty in simple protein expression is that you need protein expression to cause pathways to get activated, but by themselves, they don’t indicate pathway activation. The pathway activation is really a series of protein-protein interactions, marched down into the cell. And by measuring, specifically, the protein targets the drug acts on, we’re literally looking for exactly the targets that the drug manufacturers used when they developed the drugs, versus looking at some surrogate like, gene expression or SNPs or some other less than directly related opportunity. And, again, since we’re doing this, let me, I think one of the distinguishing factors here is that it is a quantitative measurement. So, unlike getting a +2 or a +3 with an IHC method, you get a very particular quantitation, you get to do this with controls, and you separate out all the noise from the background. So, let’s try this again.

There we go. I think I just said this. We work with formalin-fixed, paraffin-embedded tissue standard sample format. Although we identify simple protein markers, we can also identify protein complexes, which we think is the key indicator of the functional pathways. We are scaleable in commercial labs, that’s the reason we got together with ViroLogic—quite quantitative—and because its direct functional pathway measurement, we’re not—we don’t rely on statistical surrogate relationships. If you compare that to other methods being used, IHC is the basis of the Dako test for example, those are not quantitative, they don’t identify protein complexes, they don’t look at functional pathways. In fact, none of the other methods look at functional pathways. There’s very few protein methods that are currently available that are lab friendly. There’s a lot of gene work going on, obviously; you hear about that all the time. The gene work is all statistical relationships, primarily because 10 years from now that’ll be very effective; we just don’t understand the biology well enough to make the relationship in complex diseases between gene expression and protein pathways.

We’ve now done hundreds of thousands of cell samples on this and, as I said, this is a system that’s been in operation in the marketplace for the last 2.5 years. We’ve been focusing on cancer research for the last year and a half. We’ve done a huge amount of cell work in xenograph work; we are now just beginning to do human work. This is some data we presented at ASCO; we had thirteen blinded breast tumor samples from patients that were all Dako 3+, which means they were all candidates for Herceptin, and in fact, received a round of Herceptin treatment, after receiving chemo. The patients—this was in an enriched group, in which there were nine responders—we received the samples blind. We were able to show that we could predict 100% who would respond to Herceptin and, obviously, the 100% remaining that did not respond. In addition, what was surprising with this was that by looking at the pathways activated, we were able to differentiate between people who responded strongly; because the pathway that was activated was fairly unique and responders, versus other patients that responded less strongly with stable disease because, even though they had responded to Herceptin they had other pathways in the EGFR family that were also activated, that Herceptin didn’t shut down. Potentially, patients that would be available for a cocktail approach.

This is a very complex slide, only meant to show two things. These are very complex protein pathways we’ve developed assays for most of the proteins and protein interactions that you see in these pathways. And, secondly, in small dark print, what you see is a lot of drugs that are focused on this EGFR pathway and other targets in the downstream pieces of the pathway. So, there’s a lot of opportunity, we think, for patient care and a lot of new drugs that’ll be out there. Difficulty is, how do you prescribe the drugs? So, we think there’s a very large market opportunity. In fact, we think the market opportunity for an EGFR panel that just looks at the receptors in EGFR is approximately $1 billion a year. We think there’s multiple billion dollar markets in looking at subsets, or multiples of other panels that can be developed, that involve functional pathways and drugs that are coming out in the marketplace. This, again, is very analogous to HIV, where there’s now close to 20 drugs that proved more in the pipeline, and the difficulty there is how do you prescribe the right cocktail for each patient based on their biology? Exactly the same thing and the driver behind working with ViroLogic.

We also think there’s an opportunity for specific cancer drug combinations and FDA approved kits. So, our first product will be a test panel for EGFR. We already have the assays in use in drug development and research. We are now obtaining clinical outcome data on our own nickel and we’re doing CLIA patient testing format, under development in the ViroLogic labs. Next products will be test panels for other major receptor families, and we’re actively working Pharma collaborations, we’ve been working, and continue to work, as we bring our personnel over under the ViroLogic management structure.

So, let me turn this back over to Bill to talk about the business.

William Young:

So, just briefly, to finish up. Thanks, Tom. ViroLogic, on its own, has growing revenues over the past years. First, products were really introduced at the end of ‘99, so about 30, a little over 30 million last year and in the 40’s this year. We will have synergies, financial synergies from merging the two companies. We’re both public companies, so we only have to bear the costs of one public company. We’re consolidating facilities from ACLARA’s Mountain View, California facility to South San Francisco, where Virologic is located, and obviously, we’ll combine the G&A, etcetera. We’ll have about 240 employees after the merger and about $75 million in cash after the merger transaction costs and integration costs. We will have a business that will have at least four opportunities for revenue streams: in viral disease, both pharma and patient testing, and the same for oncology; so those will be our two areas of focus.

ViroLogic already has quite a few customers in drug development activities and these are some of them. You may know that Pfizer is an equity investor in ViroLogic having made that investment back in 2002 with an interest in supporting its pretty extensive program in HIV drug development. So we will have a lot of overlapping customers who are also quite excited about the fact that we will have a cancer technology that they can use.

Here are ACLARA’s current partners and customers, and you can see that there is overlap there. In terms of management, we will be bringing the key scientists from ACLARA to ViroLogic. Sharat Singh, who is the inventor of the technology, will bring his technical team up to South San Francisco. Alf Merriweather will join us as CFO, and Mike Dunn as the Chief Business Officer, from ACLARA. We will have actually quite a strong management team with a lot of biotech and pharma experience to continue to drive this business forward.

In terms of the actual deal terms, it’s 1.7 shares of ViroLogic per share of ACLARA, plus a contingent value right which will be registered and tradable and those will pay out in cash 12 months after the closing of the merger, depending upon ViroLogic’s stock price. So, if the stock price is above $2.90, they will paying out zero, and if the stock price is below $2.40, they will pay out $0.50 cents per CVR; so that’s the extra cash component for the deal.

Just in closing, this is really the time for personalized medicine in oncology, I believe. Critically-ill patients are going to benefit because you will get more effective drugs sooner. Physicians will like it because they will have more guidance on how to prescribe therapy and treat their patients. Drug companies are going to like it because clinical trials will faster, and more efficient, and more likely to be positive. The drugs themselves can be used more readily in populations to which they are appropriate, and payers are going to like it because they are looking at a pretty steep bill for the combination targeted therapies that are on the horizon for oncology. All these things I think are coming together now. ViroLogic has a successful model in HIV, we will take that right to oncology and create a leader in personalized medicine and that is the objective.

Thanks for your attention this morning, and I think we are going to go to a break out session right after this.

Moderator:

Thank you.

ADDITIONAL INFORMATION

This filing contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially from those projected. Those factors include risks and uncertainties relating to the fact that the proposed merger may not be approved by stockholders; the inability of both companies to satisfy other closing conditions or the merger; the risks that the two companies’ businesses will not be integrated successfully after the merger; costs related to the proposed merger; the risk that no payments may end up becoming due under the contingent value rights; the performance of ACLARA’s products; anticipated progress in commercialization of ACLARA’s eTag™ assay system; the potential for use of ACLARA’s eTag assays in clinical development programs; the potential for use of ACLARA’s eTag assays as diagnostic tests; ACLARA’s ability to successfully conduct clinical studies and the results obtained from those studies; ACLARA’s ability to establish reliable, high-volume operations at commercially reasonable costs; expected reliance on a few customers for the majority of ACLARA’s revenues; actual market acceptance of ACLARA’s products and adoption of ACLARA’s technological approach and products by pharmaceutical and biotechnology companies; ACLARA’s estimate of the size of its markets; ACLARA’s estimates of the levels of demand for its products; ACLARA’s ability to develop organizational capabilities suitable for the further development and commercialization of its eTag assays; the ultimate validity and enforceability of ACLARA’s patent applications and patents; the possible infringement of the intellectual property of others; technological approaches of ACLARA and its competitors; and other risk factors identified in ACLARA’s Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission (“SEC”).

In connection with the proposed merger, ViroLogic and ACLARA will file a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/ PROSPECTUS WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT VIROLOGIC, ACLARA, THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE JOINT PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY VIROLOGIC AND ACLARA THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE JOINT PROXY STATEMENT/PROSPECTUS AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM ACLARA BY CONTACTING ALF MERRIWEATHER, ACLARA BIOSCIENCES, INC., 1288 PEAR AVENUE, MOUNTAIN VIEW, CALIFORNIA, 94043; PHONE (650) 210-1200.

ACLARA and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of ACLARA’s stockholders in connection with the proposed merger is set forth in Amendment No. 1 to ACLARA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on April 29, 2004. Additional information will be set forth in the joint proxy statement/prospectus when it is filed with the SEC.